Exhibit 9.2B

                                ADDITION OF THE
                               LKCM BALANCED FUND
                             LKCM FIXED INCOME FUND
                            LKCM INTERNATIONAL FUND
                                     TO THE
                      FUND ACCOUNTING SERVICING AGREEMENT
                                    Between
                                   LKCM FUND
                                      and
                             FIRSTAR TRUST COMPANY
                       which is Dated as of July 10, 1997


WHEREAS, the above parties have entered into a Fund Accounting Servicing Agreement (the "Agreement") whereby Firstar Trust Company ("FTC") has agreement to provide fund accounting services to LKCM Fund (the "Trust"); and

WHEREAS, the parties would like to add the LKCM Balanced Fund, the LKCM Fixed Income Fund and the LKCM International Fund, collective the Funds, to the Agreement;

NOW THEREFORE, the Trust and FTC agree to add the Funds to the agreement and compensation for the addition of the Funds will be determined as follows:

                LKCM Balanced Fund

                $23,500 for the first $40 million
                1.5 basis points in the next $200 million
                1 basis point on the balance

                LKCM Fixed Income Fund and LKCM International Fund

                $25,000 for the first $40 million
                2 basis points on the next $200 million
                1 basis point on the balance

Subject to a 10% discount for the first year or until the respective Fund's assets reach $10 million, whichever comes first.

Dated this 30 day of December, 1997

LKCM FUND                                           FIRSTAR TRUST COMPANY

BY:  /s/ Jacqui Brownfield                          BY:  /s/ Joseph Neuberger
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